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                                                           Exhibits 5.1 and 23.2

                             Sommer & Schneider LLP
                          595 Stewart Avenue, Suite 710
                           Garden City, New York 11530
                            Telephone (516) 228-8181
                            Facsimile (516) 228-8211

November 20, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, C.C. 20549

Ladies and Gentlemen:

       As legal counsel for Genio Group, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of the Common Stock, $0.0001 par value, of the Company which may be issued pursuant to the Media Buying Agreement dated October 24, 2003 and amended on November 18, 2003 between the Company and CB Associates LLC ("Agreement").

       We have examined all instruments, documents and records with we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

       We are admitted to practice on in the State of New York and we express no opinion concerning any law other than the law of the State of New York, the corporation laws of the State of Nevada and the federal law of the United States. As to the matters of Nevada corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of New York.

       Based on such examination, we are of the opinion that the 200,000 shares of Common Stock which may be issued pursuant to the Agreement are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration set forth in the Agreement, will be validly issued, fully paid and nonassessable.

       This Opinion is rendered to you in connection with the registration statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                                Very truly yours,


                                                /s/ Sommer & Schneider LLP
                                                -----------------------------
                                                Sommer & Schneider LLP